FOR IMMEDIATE RELEASE




                 E-LOAN, Inc. Reports Record Revenues and Profit
                              in Third Quarter 2002

                   Fourth Consecutive GAAP Profitable Quarter;
               Results $0.02 Per Share Better Than Prior Estimate;
                Revenue Up 69% From Q3 2001 And 36% From Q2 2002;
 E-LOAN Raises Earnings And Revenue Guidance For Fourth Quarter And Total 2002;
        Issues Initial Guidance For 2003 And Growth Targets Through 2005


     Dublin, Calif. - October 24, 2002 - E-LOAN, Inc. (Nasdaq: EELN), an online lending company, today reported that it achieved record revenues and profit in the third quarter ended September 30, 2002, marking its fourth consecutive GAAP profitable quarter.

     Revenues for the third quarter of 2002 were $28.4 million, up 69 percent from the $16.9 million reported in the third quarter of 2001. Net income for the third quarter of 2002 on a GAAP basis was $3.1 million or $0.05 per share basic and diluted on 59.0 million basic and 59.6 million diluted shares. This compares with a net loss of ($9.0) million or ($0.17) per share basic and diluted on 53.8 million basic and diluted shares during the third quarter of 2001. These results are $0.02 per share better than our July 25, 2002 estimate.

     "The third quarter was outstanding for E-LOAN," said Chris Larsen, E-LOAN's Chairman and Chief Executive Officer. "Perhaps our most significant achievement is reflected in the results produced by being laser focused on diversifying our revenue base beyond mortgage refinance. Diversified product revenue - comprised of purchase and non-prime mortgage, home equity and auto loans - grew to $11.8 million in the quarter or 12 percent, compared to the second quarter of 2002, despite an environment that favors refinancing first mortgage loans over home equity loans and the continuing presence of zero percent interest auto manufacturer financing incentives."

     "Based on the current favorable refinance market combined with strong growth in our diversified product revenue, I'm pleased to report that we are raising our financial guidance for the fourth quarter and fiscal year 2002," said Matt Roberts, E-LOAN's Chief Financial Officer. "In the fourth quarter, we now expect GAAP net income of approximately $3.2 million or $0.05 earnings per share versus prior guidance of $0.02 earnings per share. For fiscal year 2002, we now expect GAAP net income of approximately $8.9 million or $0.14 earnings per share versus prior guidance of $0.10 earnings per share. We expect total 2002 revenue of approximately $100 million versus prior guidance of $88 million
- representing a 47 percent improvement over 2001 results."

     Roberts continued, "In addition, we're pleased to provide our initial financial guidance for 2003 of $11.2 million net income or $0.17 earnings per share on revenue of $110 million. In 2003, we anticipate that diversified product revenue will grow to approximately $73.8 million, comprising 67 percent of total revenue, a 67 percent increase over our expected 2002 diversified product revenue. In comparison, the expected 2003 diversified product revenue is greater than our total revenue in 2001 of $68 million."

     Larsen added, "Many of our investors have also inquired about our growth targets over the next several years. For the years 2003 through 2005, our goal will be to grow our diversified products by 50 percent per year, while increasing our share of the mortgage refinance market by 50 percent per year. A compounded 50 percent annual growth rate on diversified products would produce approximately $150 million in revenue on just the diversified products by 2005. "


Marketing and Schwab Update
---------------------------

     "We are now changing to a more aggressive growth posture," said Joe Kennedy, E-LOAN's President and Chief Operating Officer. "We have a lot of confidence in our operational capability: our margins are good in all three businesses and we like the level of customer enthusiasm we see for our products and processes. We are therefore beginning to raise the level of our marketing spend by expanding our direct response TV and direct mail campaigns."

     "As our marketing capabilities and efficiency have grown, our partnership with Schwab has become a smaller and smaller piece of our business", added Kennedy. "In the third quarter, Schwab accounted for 6 percent of our total revenue and the mix of business coming through the Schwab partnership has been heavily weighted toward refinance. At the same time, Schwab is in the process of obtaining its own bank charter and has indicated that, upon completion of that process, it would like to originate loans in its own name, which we consider to be outside of our strategic focus."

     Kennedy continued, "Reflecting on these considerations, we and Schwab have decided to end our marketing agreement next month. With the dissolution of this marketing agreement, Schwab will no longer be represented on our board of directors. We have deeply appreciated the time and energy Dan Leemon, Schwab's EVP and Chief Strategy Officer, has contributed to E-LOAN over the past two and a half years."

     "We have enjoyed a very good working relationship with E-LOAN that helped us serve our clients in new ways that made their experience at Schwab even better," said Dan Leemon, Schwab's Executive Vice President and Chief Strategy Officer. "This change in Schwab's and E-LOAN's relationship simply reflects diverging strategies as we move to build our own Schwab-branded banking services and E-LOAN continues to build its unique identity in the market."

     Kennedy added, "Going forward, we believe that our revenue and bottom line progress will be unaffected by this change."


Discussion of Q3 2002 Results
-----------------------------

E-LOAN's revenues are primarily from the gain on sale of mortgage, auto, and home equity loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Revenues totaled $28.4 million, an increase of 69 percent compared to revenues of $16.9 million in the same period last year, and up 36 percent compared to revenues of $21.0 million in the prior quarter. Prime refinance revenue was 59 percent of total revenue in the third quarter of 2002 compared to 51 percent in the prior quarter and 59 percent for the third quarter of 2001.


Components of Revenue                                    Q3 2002                  Q2 2002                Q3 2001
($ in thousands)                                         -------                  -------                -------
                                                                 % of                      % of                   % of
                                               $ Total         Revenue     $ Total       Revenue     $ Total    Revenue
                                               -------         --------     -------      -------     -------    -------
Mortgage                                      $ 16,773          59 %       $11,738         56 %     $ 10,243         61 %
Interest Income on mortgage                      4,542          16 %         2,985         14 %        2,523         15 %
Home Equity                                      3,129          11 %         3,267         16 %        1,681         10 %
Interest Income on home equity                     705           2 %           519          2 %          458          3 %
Auto                                             3,042          11 %         2,250         11 %        1,720         10 %
Other*                                             246           1 %           227          1 %          237          1 %
                                               -------         -------      ---------    -------    ---------       ------
Total                                         $ 28,437         100 %       $20,986        100 %     $ 16,862        100 %


* Other revenue comes from credit card, personal loan and student loan referrals

During the third quarter, we sold 16,200 loans with a value of $1.2 billion. Closed loan volume from mortgage refinance was 62 percent of total closed loan volume in the third quarter of 2002 compared to 54 percent in the prior quarter and 55 percent in the third quarter 2001. The following table provides unit and volume statistics for the third quarter of 2002.


Loan Volume                    # of Loans         $ Volume of          # of Loans         $ Volume of
($ in millions)                  Closed           Loans Closed            Sold             Loans Sold
                               -----------        ------------          ---------          ----------
Mortgage                          4,674              $1,108                 4,043              $ 945
Auto                              9,265              $  171                 9,174              $ 169
Home Equity                       3,384              $  141                 2,983              $ 124
                               -----------         -----------          ---------           ---------
Total                            17,323              $1,420               16,200               1,238


Operations expenses - the fixed and variable costs of processing loan transactions - totaled $15.3 million or 54 percent of revenue in the third quarter compared to $10.2 million or 60 percent of revenue in the same period last year. Of the $15.3 million in total operations expenses, $7.8 million was non-interest mortgage related expense, $2.3 million was mortgage interest expense, $2.4 million was auto-related expense, $2.4 million was non-interest home equity related, and $0.4 million was home equity interest expense.

Our direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.


Direct Margins                                    Q3 2002                   Q2 2002                       Q3 2001
($ in thousands)                                  -------                   -------                       -------
                                                            % of                      % of                           % of
                                           $ Total        Revenue      $ Total       Revenue        $ Total         Revenue
                                           -------        -------      -------       -------        -------         --------
Mortgage                                   $ 8,951          53%       $ 5,771          49%          $ 5,336           52%
Mortgage Interest Margin                     2,253          50%         1,684          56%              652           26%
Home Equity                                    796          25%         1,423          44%              697           42%
Home Equity Interest Margin                    313          44%           278          54%              219           48%
Auto                                           612          20%           310          14%             (415)         (24%)
Other                                          229          93%           193          85%              192           81%
                                           -------                     --------                     --------
Total                                     $ 13,154                    $ 9,659                       $ 6,681


Sales and marketing expenses totaled $6.5 million or 23 percent of revenue in the third quarter compared to $3.6 million or 21 percent of revenue for the same period last year.

Technology expenses were $1.4 million or 5 percent of revenue in the third quarter compared to $1.5 million or 9 percent of revenue for the same period last year.

General and administrative expenses were $1.7 million or 6 percent of revenue in the third quarter compared to $1.4 million or 8 percent of revenue for the same period last year.

Total assets at the end of the quarter were $328.4 million, which includes cash and cash equivalents of $32.7 million of which $2.5 million is restricted, and loans held-for-sale of $269.4 million. Loans held-for-sale grew substantially in the quarter as we funded $182 million more loans then we sold. As we recognize revenue on sold loans, the current increase in our loans held-for-sale will benefit revenue in future periods.

Total liabilities at the end of the quarter were $277.7 million and included $264.8 million in borrowings related to mortgage, home equity and auto loans held-for-sale. Total stockholders' equity at the end of the quarter was $50.7 million.


Prime Auto Facility
-------------------

In June, E-LOAN, Inc. created a qualified special purpose entity, E-LOAN Auto Fund One, LLC ("the QSPE"), which purchases prime auto loans from E-LOAN, Inc., and holds the loans. The QSPE secured a new $540 million credit facility with Merrill Lynch to support prime auto loan production. The new credit facility mirrors common asset-backed financing structures for auto receivables. The new structure enables us to have greater control over the pricing, underwriting and operational processes associated with our prime auto loan business.

As this was our first quarter of sales to the new prime auto facility, we are providing the following statistics on the loans sold to that facility in the third quarter. We sold $71.9 million to the QSPE during the quarter with $1.4 million in related gain on sale. In exchange for the loans sold, we receive cash and a beneficial interest in the auto loans sold to the QSPE. The primary variables used to calculate the fair value of the beneficial interest were (a) 12 percent discount rate, (b) 72 bps life of loan loss rate, and (c) 1.5 ABS prepayment speed. The average loan characteristics were $18,900 loan size, 729 credit score, 28 percent new car, and an average APR of 6.16 percent.

We continue to sell all of our subprime auto originations to various subprime auto loan purchasers according to their underwriting guidelines. We do not retain any interest in subprime auto loans. Given the recent volatility in the subprime auto market, we expect to adjust our mix of subprime auto loan purchasers in the near term to provide sufficient liquidity for our subprime auto originations.


Conversion Statistics
---------------------

We release conversion rates on a one quarter lagged basis because of the lag time that can exist between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications. The following table provides the conversion percentages for the second quarter of 2002.

                                           Q2'02
                                         Conversion %
                                         ------------
Mortgage
   Pre-Approval                                9%
   Purchase                                   23%
   Refinance                                  45%
   Total Mortgage                             29%
Home Equity                                   32%
Auto                                          12%


Financial Guidance
------------------

The following guidance and revenue growth targets are based on E-LOAN's current expectations as of October 24, 2002 and do not reflect the potential impact of events that may occur after October 24, 2002. The company assumes no duty to update any forward-looking statements contained in this press release.

We are doubling our prior Q4 2002 income guidance. We anticipate continued strong demand for refinance mortgages in Q4. We also anticipate another solid quarter of growth in diversified revenue sources - comprised of purchase and non-prime mortgage, home equity and auto loans. As a result, we are pleased to confirm comparable amounts to our prior Q4 guidance for these diversified revenue sources- representing a 18 percent improvement over the prior quarter.

Given the above assumptions, we now expect 2002 total revenue to grow to approximately $100 million - representing a 47 percent improvement over 2001. Prior guidance was for $88 million in 2002 total revenue.

We expect 2002 GAAP net income of approximately $8.9 million or $0.14 earnings per share on approximately 62 million diluted shares in 2002, as compared to a GAAP net loss of $39.5 million or $0.73 loss per share on 53.8 million diluted shares in 2001. Prior guidance was for approximately $6 million in net income or $0.10 earnings per share.

The following assumptions support our 2003 financial guidance.

According to the most recent Mortgage Banker's Association forecast, refinance volumes are expected to decline approximately 60 percent from 2002's record high level. We expect to grow our refinance market share by approximately 50 percent, resulting in a net 42 percent decline in our prime refinance loan volumes in 2003. Additionally, our revenue per mortgage loan is expected to trend down throughout 2003, returning to historical levels.

Home equity loan volume is expected to grow as consumers opt for that loan type versus a cash-out refinance to meet their needs. Our auto loan assumption factors in continued manufacturer incentive financing, with growth primarily driven by improved marketing programs. While we anticipate needing to modify our mix of subprime auto loan investors, we are assuming continued strong liquidity in the subprime lending market.

Given the above assumptions, we expect 2003 total revenue to grow to approximately $110 million - representing a 10 percent improvement over 2002 results on a substantially different revenue mix. Prime mortgage refinance revenue is expected to account for 33 percent of our total revenue in 2003 - down from 56 percent in 2002. Revenue from diversified products is expected to total approximately $74 million in 2003 - by comparison, this amount is greater than our total revenue in 2001 of $68 million.

We expect 2003 GAAP net income of approximately $11.2 million or $0.17 earnings per share on approximately 65 million diluted shares in 2003 - representing a 25 percent improvement over 2002 net income.

Over the next three years, our goal is to grow our diversified product revenues by 50 percent per year, while increasing our share of the prime mortgage refinance market by 50 percent per year.

While the Mortgage Banker's Association has not provided any market forecast beyond 2003, we will continue to measure our refinance market share progress against their forecasts over time.

A compounded 50 percent annual growth rate on our diversified product revenues would produce $150 million in revenue on these diversified products by 2005.


The following table provides a more detailed quarterly overview of our 2002 forward guidance:


                                  E-LOAN, Inc.
                               2002-2003 Guidance
                  (in millions except loans and per share data)


                                                Actual         Actual       Actual       Guidance      Guidance          Guidance
                                                Q1 '02         Q2 '02       Q3 '02        Q4 '02         2002              2003

Loans Closed and Sold
         Mortgage                                4,507        3,540         4,043        4,303          16,393           14,812
         Home Equity                             2,283        3,008         2,983        3,999          12,273           19,672
         Auto                                    7,506        8,172         9,174       10,356          35,208           53,436
                                      -------------------------------------------------------------------------   --------------
         Total Loans                            14,296       14,720        16,200       18,658          63,874           87,920
                                      =========================================================================   ==============

Revenue
         Mortgage                             $   12.8      $  11.7       $  16.8      $  17.0         $  58.3          $  52.0
         Mortgage Interest                         3.0          3.0           4.5          4.6            15.1             14.0
         Home Equity                               2.3          3.3           3.1          4.1            12.8             22.4
         Home Equity Interest                      0.2          0.5           0.7          0.7             2.1              3.8
         Auto                                      2.3          2.2           3.0          3.3            10.8             16.9
         Other                                     0.1          0.2           0.2          0.3             0.8              1.0
                                      -------------------------------------------------------------------------   --------------
         Total Revenue                        $   20.8      $  21.0       $  28.4      $  30.1         $ 100.3          $ 110.0
                                      =========================================================================   ==============

Mortgage Refinance
         % of Total Revenue (1)                    66%          51%           59%          54%             56%              33%

                                      -------------------------------------------------------------------------   --------------
Net Income                                    $    1.6       $  0.9        $  3.1       $  3.2          $  8.9          $  11.2
                                      =========================================================================   ==============

Diluted Weighted Average Shares                   60.3         59.1          59.6         63.0            62.0
                                                                                                                           65.0

Earnings Per Share                            $   0.03      $  0.02       $  0.05      $  0.05         $  0.14          $  0.17

Direct Margin (expressed as a % of component revenue)


         Mortgage                                  54%          49%           53%          54%             53%              55%
         Mortgage Interest                         49%          56%           50%          49%             51%              46%
         Home Equity                               42%          44%           25%          44%             39%              53%
         Home Equity Interest                      54%          54%           44%          45%             48%              36%
         Auto                                      12%          14%           20%          29%             20%              34%
         Other                                     74%          85%           93%         100%             90%             100%
                                      -------------------------------------------------------------------------   --------------
         Total Direct Margin                       48%          46%           46%          49%             47%              50%
                                      =========================================================================   ==============

Other Expenses (expressed as a % of total revenue)
Sales & Marketing                                  25%          29%           23%          25%             25%              25%
Technology                                          7%           6%            5%           6%              6%               6%
G & A                                               8%           6%            6%           6%              6%               6%


(1) Represents prime first mortgage refinance loans with associated interest income as a percent of Total Revenue.


Conference Call and Webcast
---------------------------

     Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company's third quarter results today, October 24 at 1:30 p.m.
(PDT). Please dial (630) 395-0023 at 1:25 p.m. (PDT) and reference the pass code "E-LOAN." A replay of the call will be available after 2:30 p.m. (PDT) on October 24, 2002 until 11:59 p.m. (PDT), October 31, 2002. The replay may be accessed by dialing (402) 998-0879. A live webcast and a replay of the conference call will be available via the investor relations section of the company's website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN's actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.


About E-LOAN, Inc.

E-LOAN, Inc., an online lending company, offers consumer loans and debt management services online at www.eloan.com or 1-800-E-LOAN-22. E-LOAN has reengineered the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. From inception through September 2002, E-LOAN originated and sold over $11.8 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.


              (Statement of Operations and Balance Sheet to follow)
                                      # # #


                                  E-LOAN, Inc.
                             Statement of Operations
                    (in thousands, except per share amounts)
                                                                   Three Months Ended                   Nine Months Ended
                                                               September 30, September 30,      September 30,     September 30,
                                                                    2002        2001               2002               2001
                                                                -----------  -------------      ------------       -----------

Revenues                                                       $ 28,437      $ 16,862           $ 70,188            $ 48,435

Operating Expenses

     Operations                                                  15,283        10,181             37,462              32,361
     Sales & marketing                                            6,484         3,616             17,759              12,426
     Technology                                                   1,436         1,461              4,105               4,924
     General & administration                                     1,687         1,380              4,667               4,143
     Non-cash marketing costs                                         -             -                  -               5,970
     Amortization of unearned compensation                            -         1,045                  -               2,323
     Amortization of acquired intangibles and goodwill                -         8,278                  -              28,145
                                                             ------------    ------------      -----------        ------------
          Total operating expenses                               24,890        25,961             63,993              90,292
                                                             ------------    ------------      -----------        ------------

Income (loss) from operations                                     3,547        (9,099)             6,195             (41,857)

Other income, net                                                    51            88                 34                 409
                                                             ------------    ------------      -----------        ------------

Income (loss) before taxes                                        3,598        (9,011)             6,229             (41,448)
                                                             ------------    ------------      -----------        ------------

Income taxes                                                       (508)            -               (592)                  -
                                                             ------------    ------------      -----------        ------------

Net income (loss)                                               $ 3,090      $ (9,011)           $ 5,637           $ (41,448)
                                                             ============    ============      ============       ============


Net income (loss) per share:
     Income (loss) per share

Basic                                                            $ 0.05       $ (0.17)            $ 0.10             $ (0.77)
                                                             ============    ============      ============       ============
Diluted                                                          $ 0.05       $ (0.17)            $ 0.10             $ (0.77)
                                                             ============    ============      ============       ============
Weighted average shares
     Basic                                                       59,017        53,830             57,058              53,746
                                                             ============    ============      ============       ============
     Diluted                                                     59,625        53,830             60,028              53,746
                                                             ============    ============      ============       ============


                                  E-LOAN, Inc.
                                  Balance Sheet
                                 (in thousands)

                                                                         September 30,            December 31,
                                                                              2002                    2001
                                                                         ------------             -----------


                                ASSETS

Current assets:
    Cash and cash equivalents ($2,500 and                                 $32,693                 $32,538
         $4,500 restricted cash, respectively)
    Loans held-for-sale                                                   269,442                 162,246
    Accounts receivable, prepaids and other current assets                 18,445                   8,435
                                                                         ----------              ----------
      Total current assets                                                320,580                 203,219
Fixed assets, net                                                           5,851                   6,215
Deposits and other assets                                                   1,947                   1,192
                                                                         ----------              ----------
      Total assets                                                       $328,378                $210,626
                                                                         ==========              ==========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Warehouse and other lines payable                                    $264,787                $158,148
    Accounts payable, accrued expenses and other liabilities               12,865                   7,535
    Capital lease obligation                                                   25                     175
                                                                         ----------              ----------
      Total current liabilities                                           277,677                 165,858
Notes payable                                                                   0                   5,000
                                                                         ----------              ----------
      Total liabilities                                                   277,677                 170,858
                                                                         ----------              ----------

Stockholders' equity:

Common stock                                                                   59                      54
Additional paid-in-capital                                                261,869                 256,578
Accumulated deficit                                                      (211,227)               (216,864)
                                                                         ----------              ----------
      Total stockholders' equity                                           50,701                  39,768
                                                                         ----------              ----------
      Total liabilities and stockholders' equity                         $328,378                $210,626
                                                                         ==========              ==========
